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                                                                     Exhibit 5.1



                   [LETTERHEAD OF PRESTON GATES & ELLIS LLP]

                                 July 14, 2000

Airspan Networks Inc.
Cambridge House, Oxford Road
Uxbridge, Middlesex
England UB8 1UN

Re:  Airspan Networks Inc.
     Form S-1 Registration Statement

Dear Sir or Madam:

     We have acted as counsel for Airspan Networks Inc., a Washington corporation (the "Company"), in connection with the proposed public offering of up to 5,750,000 shares of the Company's Common Stock (the "Shares").

     In connection with the preparation and filing of a registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933, we have reviewed the Company's articles of incorporation and bylaws, each as amended to date and have made such other investigations as we deemed necessary in order to express the opinions set forth below. Based on the foregoing, it is our opinion that the Shares, when issued, will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to all references to us in the Registration Statement and all amendments thereto. We further consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.


                                    PRESTON GATES & ELLIS LLP


                                    By:   /s/ C. Kent Carlson
                                          C. Kent Carlson